Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NOVAVAX, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
     Novavax, Inc. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, hereby files this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and hereby certifies as follows:
     A. At a meeting of the Board of Directors of the Corporation on March 30, 2009, resolutions were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended by striking out the first sentence thereof and substituting the following sentence:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) two hundred million (200,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”) and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”
     B. The stockholders of the Corporation duly approved the proposed amendment at an annual meeting of the stockholders of the Corporation in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 13 day of May, 2009.

NOVAVAX, INC.
By:	/s/ Rahul Singhvi
	Name:	Rahul Sighvi
	Title:	President and CEO